EXHIBIT 99.1

Leidos Holdings, Inc. Reports First Quarter Fiscal Year 2015 Results

- Revenues: $1.32 billion
- Operating Income from Continuing Operations: $89 million
- Diluted Earnings per Share from Continuing Operations: $0.59
- New Bookings: $857 million (book-to-bill ratio of 0.6)
RESTON, Va., June 4, 2014 - Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today reported financial results for the first quarter of fiscal year 2015, which ended May 2, 2014.
John Jumper, Leidos Chairman and Chief Executive Officer commented: "Our initiatives to improve profitability are gaining traction and starting to yield results. This quarter, Leidos's operating income margin and earnings per share increased compared to the prior year. We were able to achieve these results despite continued declines in overseas contingency operations revenues, a constrained federal funding environment and lower commercial revenues. Our management team continues to execute on our cost saving programs and portfolio shaping initiatives. We are committed to increase profitability, to leverage our assets and intellectual capital to enhance our competitiveness, and to generate strong cash flows to drive value for our shareholders."
First Quarter Fiscal Year 2015 Summary Results
Revenues for the first quarter of fiscal year 2015 were $1.32 billion, reflecting a revenue contraction of 17 percent, as compared to $1.60 billion in the prior year.
Operating income from continuing operations for the first quarter was $89 million, up $13 million, as compared to operating income from continuing operations of $76 million in the prior year.
Diluted earnings per share from continuing operations for the first quarter was $0.59 compared to $0.43 in the prior year. Non-GAAP diluted earnings per share from continuing operations for the first quarter was $0.60 compared to $0.57 in the prior year. The diluted share count for the quarter was 78 million, down 7 percent from 84 million in the prior year.

First Quarter Fiscal Year 2015 Segment Operating Results

	Three Months Ended
	May 2, 2014	May 3, 2013	Revenue Contraction
Revenues:	($ millions)
National Security Solutions	$944	$1,077	(12)%
Health and Engineering	380	521	(27)%
Corporate and Other	(4)	—	N/A
Intersegment Elimination	—	(1)	N/A
Total	$1,320	$1,597	(17)%

			Operating Margin
Operating Income (Loss):			2014	2013
National Security Solutions	$77	$71	8.2%	6.6%
Health and Engineering	25	35	6.6%	6.7%
Corporate and Other	(13)	(30)	N/A	N/A
Total	$89	$76	6.7%	4.8%
National Security Solutions
National Security Solutions revenues for the first quarter of fiscal year 2015 decreased $133 million, or 12 percent, compared to the prior year. The revenue contraction was attributable to contract activities tied to the drawdown of overseas U.S. military forces and by overall reductions in defense and U.S. Government spending resulting from sequestration and budget cuts.
National Security Solutions operating income margin for the first quarter was 8.2 percent, up from 6.6 percent in the prior year, with the increase primarily attributable to net favorable changes in contract estimates and an intangible asset impairment charge in the prior year period.
Health and Engineering
Health and Engineering revenues for the first quarter of fiscal year 2015 decreased $141 million, or 27 percent, compared to the prior year. The revenue contraction reflects a decline in engineering services due to the completion of two energy design-build construction projects, lower sales volume in the non-intrusive inspection systems business due to timing of product shipments and lower sales volume in our federal and commercial health businesses.
Health and Engineering operating income margin for the first quarter was 6.6 percent, down from 6.7 percent in the prior year. Operating income margin in the first quarter was primarily impacted by lower revenues from engineering products which typically generate higher margins and an operating loss for the Plainfield biomass power plant due to production short falls. The prior year quarter included an unfavorable change in contract estimates related to the Plainfield design-build construction project. The first quarter of fiscal year 2015 included a reserve adjustment following a favorable ruling on a legal matter and a year over year decrease in amortization expense of intangible assets.
Corporate and Other
Corporate and Other segment operating loss was $13 million for the first quarter of fiscal year 2015 compared to $30 million in the prior year. The first quarter loss included $1 million of separation transaction and restructuring expenses associated with the spin-off which was completed in fiscal year 2014. In the prior year, separation transaction and restructuring expenses totaled $14 million.

Cash Generation and Capital Deployment
Cash flow used in operating activities of continuing operations for the first quarter of fiscal year 2015 was $8 million.
During the first quarter of fiscal year 2015, the Company entered into a $200 million accelerated stock repurchase program and the Company paid a cash dividend of $0.32 per share. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
As of May 2, 2014, the Company had $183 million in cash and cash equivalents and $1.3 billion in long-term debt.
New Business Awards
New business bookings totaled $857 million in the first quarter of fiscal year 2015, representing a book-to-bill ratio of 0.6.
Notable recent awards received include:

•
U.S. Air Force. The Company was awarded a prime contract by the U.S. Air Force to provide research, development, testing and evaluation for homeland defense and security technical area tasks to the Department of Defense community of interest. The cost-plus-fixed-fee, firm-fixed-price, multiple award, indefinite-delivery/indefinite-quantity contract has a one-year base period of performance, four one-year options and a total value of approximately $900 million for all awardees, if all options are exercised.

•
Intelligence Community. The Company was awarded contracts valued at $101 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

•
United States Special Operations Command. The Company was awarded a subcontract for the Combatant Craft Medium Mk-1 (CCM Mk1). The contract will include production of low observable systems, integration and testing of craft tactical computing systems, full life-cycle integrated logistics support and incremental development and upgrades. The total potential value of the subcontract award is approximately $87 million of the total program ceiling of $400 million won by the prime contractor, Oregon Iron Works.

•
U.S. Navy Bureau of Medicine and Surgery. The Company was awarded a prime contract by the U.S. Navy Bureau of Medicine and Surgery to provide psychological health support services to the Naval Center for Combat & Operational Stress Control. The single-award, cost-plus fixed-fee contract has a one-year base period of performance, two one-year options and a total contract value of approximately $15 million, if all options are exercised.

•
Department of Veterans Affairs. The Company was awarded a prime contract by the Department of Veterans Affairs (VA) to provide systems integration support and services to the VA’s Consolidated Mail Outpatient Pharmacy. The single-award, firm-fixed-price contract has a one-year base period of performance, two one-year options and a total contract value of approximately $12 million, if all options are exercised.

The Company’s backlog of signed business orders at the end of the first quarter of fiscal year 2015 was $8.84 billion, of which $3.11 billion was funded.  As compared to the end of the first quarter of fiscal year 2014, total backlog decreased 6 percent and funded backlog increased 5 percent. Backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance
The Company affirms fiscal year 2015 guidance:

•	Revenues of $4.9 billion to $5.1 billion;

•	Non-GAAP diluted earnings per share from continuing operations of $2.35 to $2.55; and

•	Cash flows provided by operating activities from continuing operations at or above $350 million.
Fiscal year 2015 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.
About Leidos
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. eastern on June 4, 2014.  A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Investor Relations section of the Leidos web site (http:investors.leidos.com).
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health and engineering. The Company's approximately 22,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes and defend our Nation's digital and physical infrastructure from 'new world' threats. Leidos is headquartered in Reston, Virginia with employees located worldwide. For more information, visit www.Leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; our ability to comply with certain agreements entered into in connection with the CityTime matter; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; our ability to profitably operate and recover our investment in the Plainfield Renewable Energy project; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with the recently-completed spin-off of our technical, engineering and enterprise information technology services business, such as disruption to business operations, or a failure to realize the expected benefits of the recently-completed spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.leidos.com.
All information in this release is as of June 4, 2014. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
John P. Sweeney, CFA
571.526.6402
John.P.Sweeney@leidos.com

Media Relations:
Melissa Koskovich
571.526.6851
Melissa.I.Koskovich@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	May 2, 2014	May 3, 2013
Revenues	$1,320	$1,597
Costs and expenses:
Cost of revenues	1,147	1,377
Selling, general and administrative expenses	83	128
Intangible asset impairment charges	—	2
Separation transaction and restructuring expenses	1	14
Operating income	89	76
Non-operating income (expense):
Interest income	—	4
Interest expense	(20)	(20)
Other income, net	2	1
Income from continuing operations before income taxes	71	61
Income tax expense	(25)	(21)
Income from continuing operations	46	40
Discontinued operations:
(Loss) income from discontinued operations before income taxes	(15)	66
Income tax benefit (expense)	6	(25)
(Loss) income from discontinued operations	(9)	41
Net income	$37	$81
Earnings per share (EPS):
Income from continuing operations, as reported	$46	$40
Less: earnings allocated to participating securities	—	(4)
Income from continuing operations, for computing EPS	$46	$36
Net income, as reported	$37	$81
Less: earnings allocated to participating securities	—	(4)
Net income, for computing EPS	$37	$77
Basic:
Income from continuing operations	$0.60	$0.43
(Loss) income from discontinued operations	(0.12)	0.49
	$0.48	$0.92
Diluted:
Income from continuing operations	$0.59	$0.43
(Loss) income from discontinued operations	(0.12)	0.49
	$0.47	$0.92
Weighted average number of common shares outstanding:
Basic	77	84
Diluted	78	84

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 2, 2014	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$183	$430
Receivables, net	1,098	1,088
Inventory, prepaid expenses and other current assets	280	256
Assets of discontinued operations	10	20
Total current assets	1,571	1,794
Property, plant and equipment, net	480	483
Intangible assets, net	88	94
Goodwill	1,704	1,704
Deferred income taxes	14	15
Other assets	112	72
	$3,969	$4,162
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$740	$716
Accrued payroll and employee benefits	253	286
Notes payable and long-term debt, current portion	3	2
Liabilities of discontinued operations	8	5
Total current liabilities	1,004	1,009
Notes payable and long-term debt, net of current portion	1,330	1,331
Other long-term liabilities	230	227
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million shares authorized and no shares issued and outstanding at May 2, 2014 and January 31, 2014	—	—
Common stock, $.0001 par value, 500 million shares authorized, 75 million and 80 million shares issued and outstanding at May 2, 2014 and January 31, 2014, respectively	—	—
Additional paid-in capital	1,411	1,576
Retained earnings	—	25
Accumulated other comprehensive loss	(6)	(6)
Total stockholders’ equity	1,405	1,595
	$3,969	$4,162

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	May 2, 2014	May 3, 2013
Cash flows from operations:
Net income	$37	$81
Loss (income) from discontinued operations	9	(41)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	19	26
Stock-based compensation	11	15
Intangible asset impairment charges	—	2
Restructuring charges, net	(1)	5
Net gain on sales and disposals of assets	(1)	(10)
Other	(1)	4
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(49)	(163)
Inventory, prepaid expenses and other current assets	(37)	48
Deferred income taxes	—	(1)
Other assets	(3)	9
Accounts payable and accrued liabilities	25	(11)
Accrued payroll and employee benefits	(32)	(59)
Income taxes receivable/payable	14	(3)
Other long-term liabilities	1	(4)
Total cash flows used in operating activities of continuing operations	(8)	(102)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(10)	(18)
Proceeds from sale of assets	—	25
Other	—	2
Total cash flows (used in) provided by investing activities of continuing operations	(10)	9
Cash flows from financing activities:
Sales of stock and exercises of stock options	2	4
Repurchases of stock	(212)	(16)
Dividend payments	(24)	(41)
Other	1	—
Total cash flows used in financing activities of continuing operations	(233)	(53)
Decrease in cash and cash equivalents from continuing operations	(251)	(146)
Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	4	(26)
Cash used in investing activities of discontinued operations	—	(1)
Increase (decrease) in cash and cash equivalents from discontinued operations	4	(27)
Total decrease in cash and cash equivalents	(247)	(173)
Cash and cash equivalents at beginning of period	$430	$735
Cash and cash equivalents at end of period	$183	$562

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. Leidos Holdings, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which Leidos Holdings, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.
The estimated value of backlog as of the dates presented was as follows:

	May 2, 2014	January 31, 2014
National Security Solutions:
Funded backlog	$1,986	$1,854
Negotiated unfunded backlog	5,005	5,604
Total National Security Solutions backlog	$6,991	$7,458
Health and Engineering:
Funded backlog	$1,123	$1,153
Negotiated unfunded backlog	728	694
Total Health and Engineering backlog	$1,851	$1,847
Total:
Funded backlog	$3,109	$3,007
Negotiated unfunded backlog	5,733	6,298
Total backlog	$8,842	$9,305

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(in millions, except per share amounts)
In this release, Leidos Holdings, Inc. refers to non-GAAP diluted earnings per share from continuing operations, which is not a measure of financial performance under generally accepted accounting principles in the United States of America (GAAP) and should not be considered a substitute for operating income or diluted earnings per share as determined in accordance with GAAP. Non-GAAP diluted earnings per share from continuing operations provides useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and is considered an important financial measure by management and investors. Non-GAAP diluted earnings per share is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Leidos Holdings, Inc.'s consolidated financial statements prepared in accordance with GAAP. The Company considers non-GAAP diluted earnings per share from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income from continuing operations, adjusted to exclude the impact of the discrete events such as separation transaction expenses, restructuring expenses, write-downs, impairments and adjustments for uncertain tax positions.
Non-GAAP diluted earnings per share adjusts diluted earnings per share for the following discrete items:

•
Intangible asset impairment charges - This adjustment represents impairments of long-lived assets due to changes in actual performance against performance projected when the long lived assets were acquired.

•
Separation transaction and restructuring charges - This adjustment represents costs for strategic advisory services, legal and accounting services, lease termination and facility consolidation and severance costs associated with the Company's recently-completed spin-off of New SAIC and the headquarters relocation.

•	Impact of Plainfield - This adjustment represents the estimate-at-completion adjustments related to the Plainfield project prior to the Company's acquisition of the Plainfield plant in October 2013.
The non-GAAP diluted earnings per share from continuing operations as of the dates presented was as follows:

	Three Months Ended
	May 2, 2014	May 3, 2013
GAAP income from continuing operations	$46	$40
Intangible asset impairment charges	—	2
Separation and restructuring charges	1	14
Impact of Plainfield	—	3
Total non-GAAP adjustments	1	19
Adjustment to income tax provision to reflect non-GAAP adjustments*	—	(7)
Non-GAAP income from continuing operations	$47	$52
GAAP diluted income per share from continuing operations	$0.59	$0.43
Total adjustments from non-GAAP net income, above**	0.01	0.14
Non GAAP diluted income per share from continuing operations	$0.60	$0.57
Diluted weighted average number of common shares outstanding	78	84

* Calculation uses an effective tax rate of 35% on non-GAAP adjustments
** Adjustments calculated by dividing non-GAAP net income from continuing operations by weighted average diluted shares. This calculation excludes the impact of the allocation of earnings to participating securities.